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                                                                    EXHIBIT 16.1


June 26, 1997




Securities and Exchange Commission
450 5th Street, NW
Washington, D.C.  20549

Gentlemen:

We have read the statements made by PICO HOLDINGS, INC. (the "Registrant"), which we understand have been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Registrant's Form 8-K report dated June 12, 1997 (the "Form 8-K")(copy attached). In addition to the matters reported in the Form 8-K, with which we agree, additional matters that should have been reported by the Company follow:

In describing our opinions under Item 304(a)(ii) of Regulation S-K (identified by the Registrant as Item 4(a)(i)), please note that with respect to items (i) and (ii) thereunder, which deal, respectively, with the Registrant's reflection of its investment in an affiliate using the equity method of accounting for the year ended December 31, 1995, and the reclassification of the Registrant's results of its medical professional liability insurance business that was sold to continuing operations, our opinion dated April 15, 1996 was modified for the year ended December 31, 1995 only in conjunction with the filing of the Registrant's Form S-4 dated October 2, 1996.

In describing the disagreement under Item 304(a)(l)(iv) of Regulation S-K (identified by the Registrant as Item 4(a)(ii)), the Registrant did not explain the reason for the disagreement. The agreements related to the reverse acquisition of Citation Insurance Group ("Citation") by Physicians Insurance Company of Ohio ("PICO") as described in the Form 8-K ("the Merger"), required a reapproval of the Merger by Citation's board upon the occurrence of a specified decline in the share value of PICO prior to closing the Merger. Because such a decline did, in fact, occur, Citation's board did reconsider and reapprove the Merger at the same exchange ratio. Because of the triggering of the required reapproval process, our opinion was and is that the value exchanged should be measured as of the reapproval date rather than as of the original agreement date. As stated in the Form 8-K, the Registrant ultimately agreed.

Very truly yours,



COOPERS & LYBRAND L.L.P.


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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  June 5, 1997


                              PICO HOLDINGS, INC.
                              -------------------
               (Exact name of registrant as specified in charter)


         California                     0-18786                 94-2723335
         ----------                     -------                 ----------
(State or other jurisdiction          (Commission             (IRS Employer
      of incorporation)               File Number)          Identification No.)


875 Prospect Street, Suite 301, La Jolla, California                    92037
----------------------------------------------------                    -----
      (Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code   (619) 456-6022


         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

(a)      (i)      Coopers & Lybrand L.L.P. ("Coopers"), independent auditors of the Registrant, was dismissed by the Registrant as its principal accountant effective as of June 5, 1997. Coopers' report on the Registrant's Financial Statements for fiscal years 1996 and 1995 contained no adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty or audit scope; however, Coopers' reports for fiscal years 1996 and 1995 were modified related to (i) the Company's reflection of its investment in an affiliate using the equity method of accounting for the year ended December
                  31, 1995 rather than consolidating the affiliate as was previously reported ; (ii) the reclassification of the Company's results of its medical professional liability insurance business that was sold to continuing operations;
                  (iii) the Company's change in its method of accounting for investments in debt and equity securities effective January
                  1, 1994 to conform with SFAS No. 115; (iv) the Company's change in its method of accounting for reinsurance effective
                  January 1, 1993 to conform with SFAS No. 113; and (v) the
                  Company's change in its discount rate used to record loss and loss adjustment expense reserves and related reinsurance balances in 1994. The decision to change auditors was recommended by the Registrant's Audit Committee ("Audit
                  Committee"), and approved by the Board of Directors of the Registrant on June 5, 1997.

         (ii) Except for one instance related to the reporting of the Registrant's financial results for the year ended December 31, 1996, which is described below, since January 1, 1995, the Registrant had not had any disagreements with Coopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure.

                  The disagreement referenced above arose when a few days prior to the March 31, 1997 due date of the Registrant's December 31, 1996 Form 10-K, Coopers notified Registrant's management ("Management") of an unanticipated change in the method of accounting for the reverse acquisition of the Citation Insurance Group ("Citation") acquired in the November 20, 1996 reverse merger (the "Merger") with Physicians Insurance Company of Ohio ("Physicians"). This change resulted in an approximate $7 million change in the cost basis of Citation as compared to the cost basis calculated prior to the change. The change also resulted in the creation of negative goodwill. Approximately $6.3 million in negative goodwill was recorded related to the Merger. Coopers was asked to explain to Management and the Audit Committee the reasons for their last minute changes in accounting for the Merger, and why the accounting differed from the original accounting as shown in the pro forma financial statements contained in the original Form S-4 registration statement. Management believed that the original accounting treatment continued to be the appropriate accounting treatment. Based upon Coopers' explanation of the relevant accounting principles giving rise to the change in valuation, Management and the Audit Committee agreed that the accounting treatment proposed by Coopers was the appropriate accounting treatment. At the same time, Management and the Audit Committee expressed to Coopers their displeasure at the lack of communication and at not having been informed of the change in accounting treatment much sooner, since the conditions giving rise to the change had occurred months earlier.

         (iii) None of the events described in Item 304(a)(1)(v) of Regulation S-K have occurred since January 1, 1995 and require disclosure. The Registrant has requested that Coopers furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         Exhibit *16.1 Letter regarding Change in Certifying Accountant from Coopers and Lybrand L.L.P., independent auditors.

         * To be filed by amendment

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PICO HOLDINGS, INC.


Date:  June 12, 1997                        By: /s/ Gary W. Burchfield
                                                -------------------------------
                                            Gary W. Burchfield, Chief Financial
                                            Officer and Treasurer

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